Exhibit 99.1
[LOGO]
October 15, 2004 For Immediate Release

Avondale reports financial results for
fiscal year 2004

     Monroe, Georgia...Avondale Incorporated, a Georgia-based textile manufacturer, reported results today for its fiscal fourth quarter and year ended August 27, 2004. Reflecting a continuation of highly competitive market conditions, sales in the 2004 fiscal year declined 4.4% to $564.8 million from $590.9 million in the 2003 fiscal year. Avondale’s net loss in the 2004 fiscal year was reduced to ($6.2) million compared to a ($7.7) million net loss in the 2003 fiscal year.

     Sales in the fourth quarter of fiscal 2004 increased 17.6% to $152.5 million from $129.7 million in the fourth quarter of fiscal 2003, reflecting improvement in unit volume and average invoice price. Net income was $8.1 million in the fourth quarter of fiscal 2004, after a $17.0 million pre-tax gain on extinguishment of debt, compared to a net loss of ($8.8) million in the fourth quarter of fiscal 2003.

     G. Stephen Felker, Chairman and Chief Executive Officer, stated “There have been fundamental changes within the global textile industry in recent years. We are in an extended global war for the U.S. consumer market. Massive amounts of productive capacity and resulting excess supply have been introduced to the market, mostly from Asia, with no apparent plan other than to take market share.”

     Avondale has responded to the very competitive market conditions, closing plants and trimming operations so that its ongoing capacity is efficiently utilized. Mr. Felker noted “We have reduced overhead expenses proportionately and have enhanced our productivity with technology and improved methods.”

     Capital expenditures during fiscal 2004 were $6.3 million, while debt, net of cash and the sale of receivables, was reduced in the year by $25 million. Mr. Felker added “Capital expenditures were modest due to the excellent condition of Avondale’s facilities.”

     Mr. Felker further observed “The business environment is difficult due to international trade manipulations that are beyond Avondale’s control. However, fundamental economic and service equations favor significant U.S. participation in the textile supply chain. Avondale is protecting its balance sheet, gaining further advantage in its markets through the development of differentiated service and product offerings and relentlessly pursuing the most efficient execution achievable in the Western Hemisphere.”

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For further information contact:

G. Stephen Felker, Jr.
Manager, Corporate Development
Avondale Mills, Inc.
506 South Broad Street
Monroe, GA 30655
(770) 267-2226